EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Receives Contract for the New OmniView™ Gantry Cargo and Vehicle Inspection System

DoD to Utilize Relocatable Multi-View System for Force Protection Applications

BILLERICA, Mass. – December 1, 2005 – American Science and Engineering, Inc. (NASDAQ: ASEI) (AS&E®), a leader in X-ray detection technology, announced today the  receipt of a  $5.4 million  phased contract from the U.S. Department of Defense (DoD) for its OmniView™ Gantry Inspection System. The first phase of the contract is valued at $1.9 million. The relocatable OmniView System, the industry’s most comprehensive cargo and vehicle inspection system for detecting security threats and contraband, will be deployed by the DoD for force protection applications.

“We are proud to receive this order from the U.S. Military for the new OmniView Gantry System,” said Anthony Fabiano, President and CEO.  “This unique system is designed to give our customers an affordable, highly effective alternative to the conventional high-energy cargo inspection systems currently on the market. This multi-view, multi-technology product is the only relocatable system available today that combines high penetration X-ray inspection with multi-view, photo-like backscatter X-ray imaging for unmatched detection capabilities. Security authorities can efficiently inspect even the most complex cargo, while maintaining the flow of commerce at facilities and checkpoint operations. We consider OmniView to be a superior product with excellent domestic and international potential for multiple market applications.”

Unmatched Detection Capabilities: OmniView Gantry Inspection System

The OmniView™ Gantry System is the only multi-view relocatable system available today that combines 6 MeV high-energy transmission inspection plus three Z® Backscatter™ X-ray views for left, right, and top-side imaging of cargo. The combination of technologies delivers the most reliable means of detecting contraband and threatening materials such as weapons and explosives hidden in cargo containers, tankers, and large vehicles. OmniView Gantry provides high penetration into inspected objects — up to 14 inches (350 mm) of steel — yet the system does not require an exterior building or heavy shielding. The OmniView Gantry System’s scanning platform operates by moving on rails past stationary vehicles and cargo. The system is bi-directional allowing for a high throughput of approximately 2 trucks per scan, 24 trucks per hour.

About AS&E®

American Science and Engineering, Inc. (AS&E) is the leading worldwide supplier of innovative X-ray inspection and screening systems.  With more than 45 years experience in developing advanced X-ray security systems, the Company’s product line utilizes a variety of technologies including patented Z® Backscatter™, Shaped Energy™ and Radioactive Threat Detection (RTD) These technologies offer superior detection of threats including plastic explosives, plastic weapons, illegal drugs, other contraband, dirty bombs and nuclear devices.  AS&E offers a complete range of X-ray inspection products including Z® Backscatter screening systems, CargoSearch ™, and ParcelSearch™ inspection systems, used for critical detection and security applications to combat terrorism, drug and weapon smuggling, trade fraud, and illegal immigration. AS&E customers include leading governmental agencies, border authorities, military bases, airports and corporations worldwide, including the U.S. Department of Homeland Security, U.S. Department of Defense, U.S. Customs and Border Protection, Royal Thai Police, HM Customs & Excise (U.K.) and Hong Kong Customs.   For more information on AS&E products and technologies, please visit www.as-e.com.

Public Relations Contact:

Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc
978-440-8392	978-262-8700
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.